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                                LICENSE AGREEMENT

     This License Agreement (this "AGREEMENT") is made and entered into as of
July 15, 2002 by and between Tekelec, a California corporation ("SELLER"),
Catapult Communications Corporation, a Nevada corporation ("BUYER"), and
Catapult Communications International Limited, an Irish corporation ("CATAPULT
IRELAND"). Certain capitalized terms used herein shall have the meanings given to them in ARTICLE 1.

                                    RECITALS

     A.    Seller is engaged in the Business.

     B.    Seller and Buyer have entered into an Asset Purchase Agreement dated as of July 15, 2002 (the "ASSET PURCHASE AGREEMENT") pursuant to which Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, all of the assets used or held for use by Seller primarily in or necessary for the operation of the Business, other than certain excluded assets, and Buyer has agreed to assume certain liabilities of Seller related to the Business, on the terms and conditions set forth in the Asset Purchase Agreement.

     C.    It is a condition to the Closing under the Asset Purchase Agreement that Seller, Buyer and Catapult Ireland enter into this Agreement; provided, however, that this Agreement shall not become effective unless and until the
Closing under the Asset Purchase Agreement has been consummated.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the terms and conditions and other agreements herein contained and contained in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

                                   ARTICLE 1

                          DEFINITIONS AND CONSTRUCTION

     1.1   DEFINITIONS. The following capitalized terms shall have the meanings set forth below:

           (a)   "AFFILIATE" of any party shall mean shall mean (a) any person or entity directly or indirectly controlling, controlled by or under common control with such party;(b) any person or entity in which such party owns or controls 50% or more of the outstanding voting interests of such person or entity; or (c) any successor in interest to any part of the business of such or any such party's Affiliate, whether by merger, sale of stock, sale of assets or otherwise. For purposes of this definition, the term "controlling," "is controlled by," or "is under common

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control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

           (b)   "CATAPULT GROUP" shall mean Buyer and Catapult Ireland.

           (c)   "LICENSED BACK INTELLECTUAL PROPERTY RIGHTS" shall mean the
Transferred Intellectual Property Rights as defined in the Asset Purchase
Agreement, other than any Trademarks included in the Transferred Intellectual
Property Rights.

           (d)   "LICENSED BACK TECHNOLOGY" shall mean the Transferred
Technology as defined in the Asset Purchase Agreement.

           (e)   "LICENSED TRADEMARKS" shall mean Seller's "Tekelec" mark and logo.

           (f)   "CATAPULT PROHIBITED FIELD OF USE" shall mean developing,
manufacturing, selling, marketing or supporting signaling or network infrastructure products, packet telephony network products, products used for network maintenance, surveillance or revenue assurance (including fraud prevention and billing, and including, without limitation, Tekelec's Sentinel product or any successor or enhancements thereto) and products providing planning, management and call routing and control tools for contact center environments, PROVIDED, HOWEVER, that in no event shall the "Catapult Prohibited
Field of Use" include developing, manufacturing, selling, marketing or supporting any product capable of protocol analysis or of simulating, diagnosing, analyzing or testing communications networks, or any product otherwise having substantially similar functionality to that of any Product
(including products which include a superset of a Product's functionality), or providing any service which replaces the need for any such product.
Notwithstanding the foregoing, the "Catapult Prohibited Field of Use" shall include developing, manufacturing, selling, marketing or supporting products substantially similar to Tekelec's Sentinel product line.

           (g)   "TEKELEC PROHIBITED FIELD OF USE" shall mean developing,
manufacturing, selling, marketing or supporting any product capable of protocol analysis or of simulating, diagnosing, analyzing or testing communications networks, or any product otherwise having substantially similar functionality to that of any Product (including products which include a superset of a Product's functionality), or providing any service which replaces the need for any such product; PROVIDED, HOWEVER, that in no event shall the "Tekelec Prohibited Field of Use" include developing, manufacturing, selling, marketing or supporting signaling or network infrastructure products, packet telephony network products, products used for network maintenance, surveillance or revenue assurance
(including fraud prevention and billing and including, without limitation,
Tekelec's Sentinel product or any successor or enhancements thereto) or products providing planning, management and call routing and control tools for contact center environments. Notwithstanding the foregoing, the Parties agree that the
"Tekelec Prohibited Field of Use" shall not include developing, manufacturing, selling, marketing or supporting Tekelec's Sentinel product line or products substantially similar to Tekelec's Sentinel product line

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           (h)   "PARTY" shall mean: (i) Seller, or (ii) Catapult Group. For purposes of clarification, any reference to the "other Party" shall mean, with respect to Seller, Catapult Group, and with respect to Buyer or Catapult Ireland or Catapult Group, Seller.

           (i)   "SIGNING ENTITY" shall mean Seller, Buyer or Catapult Ireland.

     1.2   OTHER DEFINITIONS. All capitalized terms used but not defined in this
Agreement shall have the meanings ascribed to such terms in the Asset Purchase
Agreement.

1.3   INTERPRETATION AND CONSTRUCTION.

           (a)   All references in this Agreement to "Articles," "Sections,"
"Schedules" and "Exhibits" refer to the articles, sections, schedules and exhibits of this Agreement, unless otherwise indicated.

           (b)   As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.

           (c)   The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this
Agreement.

           (d)   The word "including" when used herein is not intended to be exclusive and means "including, without limitation."

           (e)   The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the
Party drafting such agreement or document.

                                   ARTICLE 2

                                 LICENSE GRANTS

     2.1   Effective as of the Closing, Buyer hereby grants to Seller, from and after the Closing Date, a perpetual, royalty-free, fully paid, irrevocable worldwide license to use and otherwise exploit the Licensed Back Technology and
Licensed Back Intellectual Property Rights, including the right to grant sublicenses and to make derivatives thereof, and to make, have made, use, sell, offer for sale and import products, practice methods and processes and provide services. Nothing in this Agreement shall be deemed to limit the restrictions set forth in, or to authorize conduct by Seller prohibited by Section 6.12 of the Asset Purchase Agreement (Non-Competition with the Business). For a period of eight (8) years commencing on the Closing Date, Seller's rights under this
SECTION 2.1 may not be exercised within the Tekelec Prohibited Field of Use, and after such eight (8) year period has ended, such field of use restriction shall

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terminate and be of no further force and effect, and Seller may thereafter exercise its rights under this SECTION 2.1 without such field of use restriction. For a period of five (5) years commencing on the Closing Date,
Seller shall have the exclusive rights to develop, manufacture, sell, market and support products in the Catapult Prohibited Field of Use that incorporate or would otherwise infringe the Licensed Back Technology or Licensed Back
Intellectual Property Rights, and Buyer may not develop, manufacture, sell, market and support products in the Catapult Prohibited Field of Use that incorporate or would otherwise infringe the Licensed Back Technology or Licensed
Back Intellectual Property Rights. After such five (5) year period has ended, the exclusivity set forth in the previous sentence shall terminate and be of no further force and effect, and Seller may thereafter exercise its rights under this SECTION 2.1 on a non-exclusive basis.

     2.2   Effective as of the Closing, Seller hereby grants to Buyer, from and after the Closing Date, a perpetual, royalty-free, fully paid, irrevocable worldwide license to use and otherwise exploit the Licensed Technology and the
Licensed Intellectual Property (including the Technology Deliverables delivered by Seller pursuant to SECTION 2.7), including the right to grant sublicenses and to make derivatives thereof, and to make, have made, use, sell, offer for sale and import products, practice methods and processes and provide services. In addition, effective as of the Closing, as partial consideration for the Ireland
Consideration to be paid as set forth in the Asset Purchase Agreement, Seller hereby grants to Catapult Ireland, from and after the Closing Date, a perpetual, royalty-free, fully paid, irrevocable license to use and otherwise exploit, in all countries other than the United States of America, the Licensed Technology and the Licensed Intellectual Property (including the Technology Deliverables delivered by Seller pursuant to SECTION 2.7), including the right to grant sublicenses and to make derivatives thereof, and to make, have made, use, sell, offer for sale and import products, practice methods and processes and provide services. For a period of five (5) years commencing on the Closing Date, Buyer's and Catapult Ireland's rights under this SECTION 2.2 may not be exercised within the Catapult Prohibited Field of Use, and after such five (5) year period has ended, such field of use restriction shall terminate and be of no further force and effect, and Buyer and Catapult may thereafter exercise their rights under this SECTION 2.2 without such field of use restriction. For a period of eight
(8) years commencing on the Closing Date, Buyer and Catapult Ireland shall have the exclusive rights to develop, manufacture, sell, market and support products in the Tekelec Prohibited Field of Use that incorporate or would otherwise infringe the Licensed Technology or Licensed Intellectual Property, and Seller
may not develop, manufacture, sell, market and support products in the Tekelec
Prohibited Field of Use that incorporate or would otherwise infringe the
Licensed Technology or Licensed Intellectual Property. After such eight (8) year period has ended, the exclusivity set forth in the previous sentence shall terminate and be of no further force and effect, and Buyer and Catapult Ireland may thereafter exercise its rights under this SECTION 2.2 on a non-exclusive basis.

     2.3   With respect to Software included in the Licensed Technology or
Licensed Back Technology ("LICENSED Software"), the Signing Entity receiving a license to such Software pursuant to SECTION 2.1 or 2.2, as appropriate
("LICENSEE"), shall have the following rights pursuant to the license granted by the other Party ("LICENSOR") in SECTION 2.1 or 2.2, respectively: (a) to use, copy, perform, distribute and sublicense the Software, and (b) only for Licensed

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Source Code (as defined below in this SECTION 2.3), to modify and create derivative works thereof and use, copy, perform, distribute and sublicense such modifications and derivative works. Licensor shall deliver and otherwise make available the Software licensed to the Licensee hereunder in source code form, except for any Software specified as being delivered only in object code form in any schedule to the Asset Purchase Agreement or this Agreement describing any
Licensed Intellectual Property, Licensed Technology, Licensed Back Intellectual
Property Rights or Licensed Back Technology ("Licensed Source Code"). Licensee
shall treat any Licensed Source Code licensed to Licensee hereunder as
Confidential Information of the Licensor, and shall not disclose, distribute or sublicense such Licensed Source Code to any third party in source code form.
Licensee shall not in any event modify, translate, reverse engineer, decompile, disassemble or otherwise reduce to human perceivable form any Licensed Software licensed to such Signing Entity other than the Licensed Source Code.

     2.4   Effective as of the Closing, Seller hereby grants: (1) to Buyer a royalty-free, fully paid, non-exclusive worldwide license, and (2) to Catapult
Ireland a royalty-free, fully paid, non-exclusive license in all countries other than the United States of America, to use the Licensed Trademarks in connection with the operation of the Business including, without limitation, the rights:
(a) to mark Products with the Licensed Trademarks, and to use the Licensed
Trademarks in connection with the manufacture, sale and distribution of the
Products; and (b) to use the Licensed Trademarks on packaging, manuals and documentation related to the Products, and on promotional, advertising, marketing and related materials associated with the Products, and to distribute and display the foregoing. Notwithstanding the foregoing, within [30] days after the Closing, Buyer shall take all action necessary to cause Tekelec Japan to change its name to eliminate the word "Tekelec," and shall cease using such
"Tekelec" name in any other manner whatsoever, except that Buyer shall have the right to use the materials listed in Schedule 6.20 of the Asset Purchase
Agreement for a period of not more than 90 days following the Closing, provided that in using such materials Buyer does not represent that the Business is then affiliated or otherwise associated with Seller. The license granted in this
SECTION 2.4 shall expire ninety (90) days after the Closing Date and shall be subject to the following:

           (i)   all goodwill associated with or that arises from Catapult
     Group's use of the Licensed Trademarks shall inure to the sole benefit of
     Seller;

           (ii)  Catapult Group shall not challenge the validity of the Licensed
     Trademarks or assist others in challenging the validity of the Licensed
     Trademarks;

           (iii) Catapult Group shall not use the Licensed Trademarks in a manner that is disparaging to the Licensed Trademarks; and

           (iv)  Catapult Group shall use the Licensed Trademarks in compliance with Seller's trademark guidelines attached hereto as EXHIBIT A.

           Except as set forth above in this SECTION 2.4, Tahiti shall not use any Trademarks included in the Transferred Intellectual Property Rights, and Catalina Group shall not use any other Trademarks of Tahiti, whether alone or in combination with any other Trademarks.

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     2.5   Each Party shall cause its Affiliates to license to the other Party the rights described herein that are held by such Affiliates, in accordance with the terms of this Agreement.

     2.6   Each Party shall promptly execute and deliver such documents as the other Party may reasonably request to enable the other Party to perfect or register any rights granted under this Agreement.

     2.7   At the Closing, Seller shall deliver to Buyer at least one (1) copy or example of all Software, documents, media, hardware, equipment and other items which constitute, embody, implement, explain or describe the Licensed
Technology, including without limitation data collections, databases, programs, algorithms, files, routines, systems prototypes, proofs of concept, apparatuses, designs, blueprints, drawings, plans and specifications (the "Technology
Deliverables"). For all Technology Deliverables for which Seller possesses a copy in electronic form, Seller shall deliver to Buyer an electronic copy of each such Technology Deliverable, in addition to delivering a hard copy.

                                   ARTICLE 3

                                CONFIDENTIALITY

     3.1   Each Party's Confidential Information shall be treated as
confidential by the other Party as set forth in Section 6.6 of the Asset
Purchase Agreement.

                                   ARTICLE 4

                            INFRINGEMENT/INJUNCTION

     4.1   Should any Licensed Technology, Technology Deliverable, or any part thereof, or the exercise by Catapult Group of Catapult Group's licenses with respect to Licensed Technology, Technology Deliverables, Licensed Intellectual
Property or Licensed Trademarks as set forth in ARTICLE 2, be enjoined or become the subject of a claim of infringement, Seller shall use its commercially reasonable best efforts to either (i) procure for Catapult Group the right to continue to use, copy, modify, sublicense and distribute such Licensed
Technology, Technology Deliverable, Licensed Intellectual Property or Licensed
Trademark, or part thereof, as the case may be, or (ii) replace or modify such
Licensed Technology, Technology Deliverable, Licensed Intellectual Property or
Licensed Trademark, or part thereof, as the case may be, to make it non-infringing without materially changing the form, fit, operation and function thereof.

                                   ARTICLE 5

                                  DISCLAIMERS

5.1   SELLER DISCLAIMER. EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES
AS PROVIDED IN ACCORDANCE WITH THE ASSET PURCHASE AGREEMENT, THE LICENSED
INTELLECTUAL PROPERTY, LICENSED

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TECHNOLOGY AND LICENSED TRADEMARKS ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY
KIND AND SELLER EXPRESSLY DISCLAIMS ANY WARRANTIES OR CONDITIONS, EXPRESS,
IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE LICENSED INTELLECTUAL
PROPERTY, LICENSED TECHNOLOGY AND LICENSED TRADEMARKS, INCLUDING, WITHOUT
LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A
PARTICULAR PURPOSE.

        5.2 BUYER DISCLAIMER. THE LICENSED BACK INTELLECTUAL PROPERTY RIGHTS AND
LICENSED BACK TECHNOLOGY ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND AND
CATAPULT GROUP EXPRESSLY DISCLAIMS ANY WARRANTIES OR CONDITIONS, EXPRESS,
IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE LICENSED BACK INTELLECTUAL
PROPERTY RIGHTS AND LICENSED BACK TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY
WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR
PURPOSE.

        5.3 LIMITATIONS ON LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE
TO THE OTHER FOR ANY DIRECT OR INDIRECT LOST PROFITS OR SPECIAL, INCIDENTAL,
CONSEQUENTIAL OR PUNITIVE DAMAGES (HOWEVER ARISING, INCLUDING NEGLIGENCE)
ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

                                    ARTICLE 6

                               GENERAL PROVISIONS

        6.1 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by pre-paid overnight or same-day commercial messenger or courier service or sent via facsimile (with acknowledgment of complete transmission) to the Signing
Entities at the following addresses (or at such other address for a Signing
Entity as shall be specified by like notice):

           (a)   if to Buyer, to:

                 Catapult Communications Corporation
                 160 South Whisman Road
                 Mountain View, CA  94041
                 Attn:  Chief Operating Officer
                 Fax:  (650) 960-1029

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                 with a copy to (which shall not constitute notice):

                 Wilson Sonsini Goodrich & Rosati
                 650 Page Mill Road
                 Palo Alto, CA  94304
                 Attn:  Henry P. Massey, Jr., Esq.
                 Fax:  (650) 493-6811

           (b)   if to Catapult Ireland, to:

                 Catapult Communications International Limited
                 c/o Catapult Communications Corporation
                 160 South Whisman Road
                 Mountain View, CA  94041
                 Attn:  Chief Operating Officer
                 Fax:  (650) 960-1029

                 with a copy to (which shall not constitute notice):

                 Wilson Sonsini Goodrich & Rosati
                 650 Page Mill Road
                 Palo Alto, CA  94304
                 Attn:  Henry P. Massey, Jr., Esq.
                 Fax:  (650) 493-6811

           (c)   if to Seller, to:

                 Tekelec
                 26580 W. Agoura Road
                 Calabasas, CA  91302
                 Attn:  Vice President and General Counsel
                 Fax:  (818) 880-0176

                 with a copy to (which shall not constitute notice):

                 Bryan Cave LLP
                 120 Broadway, Suite 300
                 Santa Monica, CA  90401
                 Attn:  Katherine F. Ashton, Esq.
                 Fax:  (310) 576-2200

     All such notices, requests and other communications will (a) if delivered personally to the address as provided in this SECTION 6.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this SECTION 6.1, be deemed given upon facsimile confirmation, and (c) if delivered by messenger or courier to the address as

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provided in this SECTION 6.1, be deemed given on the earlier of the first business day following the date sent by such messenger or courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this SECTION 6.1). Any Signing Entity from time to time may change its address, facsimile number or other information for the purpose of notices to that Signing Entity by giving notice specifying such change to the other Party hereto.

     6.2   FORCE MAJEURE. Neither Party shall be deemed in default if such
Party's performance or obligations hereunder are delayed or become impossible or impractical by reason of (i) any act of God, war, fire, earthquake, strike, civil commotion, act of terrorism, epidemic or act, regulation, order, decree or law of any government or agency thereof which is not a result of or caused by any action or inaction on the part of the otherwise defaulting Party in violation of its obligations under this Agreement, or (ii) any other cause beyond such Party's reasonable control.

     6.3   AMENDMENT. This Agreement may be amended only by the execution and delivery of an instrument in writing signed on behalf of all of the Signing
Entities.

     6.4   EXTENSION; WAIVER. Seller, on the one hand, and Buyer, on the other hand, may, to the extent legally allowed, extend the time for the performance of any of the obligations of the other Party or waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. No such extension or waiver shall operate as an extension or waiver of any further or other inaccuracies or breaches. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed and delivered on behalf of such Party.

     6.5   ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the other Ancillary Agreements, the Asset Purchase Agreement and the documents and instruments and other agreements among the Parties (with or without Catapult
Ireland) referenced herein or therein, together with the Confidentiality
Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

     6.6   NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of (a) Seller and its successors and permitted assigns with respect to the obligations of Catapult Group under this Agreement and (b) Catapult Group and its successors and permitted assigns with respect to the obligations of
Seller under this Agreement. This Agreement shall not be deemed to confer upon or give to any third party any remedy, claim, right to reimbursement, cause of action or other right, unless expressly provided for in this Agreement.

     6.7   HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this
Agreement.

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     6.8   SEVERABILITY. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this
Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     6.9   GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.10  ARBITRATION.

           (a)   Other than as provided in SECTION 6.15, any dispute,
controversy or claim between the parties arising from this Agreement, the
Ancillary Agreements or any of the transactions contemplated hereby or thereby, other than any claims resulting from or arising out of any failure by a party to perform or comply with any of its covenants or agreements contained in this
Agreement to by performed or complied with prior to or on Closing, shall be resolved by binding arbitration, if the dispute cannot be settled by the parties after good faith negotiation. If no such resolution can be reached after good faith negotiation for a period of 30 days, either Buyer or Seller may demand arbitration of the matter by giving written notice to the other party in accordance with the notice provisions of this Agreement, and the matter shall be resolved by arbitration conducted by one arbitrator mutually agreeable to Buyer and Seller. In the event that within ten days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, Buyer and
Seller shall within ten days following demand by either party each select one arbitrator, and the two arbitrators so selected shall within ten days select a third arbitrator, each of whom, through substantial experience, shall be knowledgeable in the field of operations of the Business. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three (3) arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.
Notwithstanding the foregoing, the discovery period in any such arbitration shall be 90 days, the arbitration hearing shall be scheduled within 120 days after the commencement of discovery and the arbitrator or a majority of the three arbitrators, as the case may be, shall make a decision within 21 days after the dispute has been submitted to the arbitrator for decision. The arbitrator or a majority of the three (3) arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrator or a majority of the three (3) arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three (3) arbitrators, as the case may be, as to the validity and amount of any dispute, controversy or claim shall be binding and conclusive upon the parties.

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           (b)   Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in
Santa Clara County, California, if initiated by Seller, or in Los Angeles
County, California, if initiated by Buyer, under the rules then in effect of the
American Arbitration Association; PROVIDED, HOWEVER, that discovery shall be conducted pursuant to the Federal Rules of Civil Procedure, as modified and applied by the arbitrator or arbitrators, as the case may be. Each party shall bear its own expenses, including attorneys' fees, in connection with any arbitration hereunder unless the arbitrator(s) shall determine otherwise. All counterclaims relating to the subject matter of any arbitration shall be maintained as part of the same proceeding and in the same location as the location in which the arbitration was initiated.

     6.11  JURISDICTION. Other than as specified in SECTION 6.10, the parties hereby agree with respect to any action, proceeding, award or judgment arising under this Agreement to submit to the exclusive jurisdiction of the federal and state courts located in Santa Clara County, California, if such action or proceeding or underlying action or proceeding was initiated by Seller or located in Los Angeles County, California, if such action or proceeding or underlying action or proceeding was initiated by Buyer. The parties shall submit counterclaims related to the same subject matter in the venue where an action has been initiated.

     6.12  ASSIGNMENT. No Signing Entity may assign or delegate either this
Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that any Signing
Entity shall have the right to assign all of its rights and obligations under this Agreement without the other Party's consent to an entity that acquires all or substantially all of the business, stock or assets of the assigning entity to which this Agreement relates. Subject to the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the
Parties hereto and their respective successors and permitted assigns.

     6.13  COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each
Signing Entity and delivered to the other Party, it being understood that all
Parties need not sign the same counterpart.

     6.14  INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors. Nothing contained in this Agreement shall be construed to create relationships of partnership, joint venture or employment between the
Parties.

     6.15  SPECIFIC PERFORMANCE. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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     6.16  EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Agreement form an integral part of this Agreement and are hereby incorporated by reference into this Agreement wherever reference is made to them to the same extent as if they were set out in full herein.

     6.17  EFFECTIVENESS OF THIS AGREEMENT. The provisions of this Agreement shall become effective only upon consummation of the Closing under the Asset
Purchase Agreement. In the event the Closing is not consummated on or before
October 31, 2002, and unless the Parties otherwise agree in a written instrument specifically referencing this Agreement, this Agreement shall thereafter be deemed rescinded, of no further force and effect and null and void for all purposes.

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                       SIGNATURE PAGE TO LICENSE AGREEMENT

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                  TEKELEC

                                  By:      /s/ Frederick M. Lax
                                  Name:    Frederick M. Lax
                                  Title:   Executive Vice President, Chief
                                           Operating Officer

                                  By:      /s/ Danny L. Parker
                                  Name:    Danny L. Parker
                                  Title:   Vice President, Corporate Development

                                  CATAPULT COMMUNICATIONS CORPORATION

                                  By:      /s/ Richard A. Karp
                                  Name :   Richard A. Karp
                                  Title:   President and Chief Executive Officer

                                  CATAPULT COMMUNICATIONS INTERNATIONAL LIMITED

                                  By:      /s/ Richard A. Karp

                      SIGNATURE PAGE TO LICENSE AGREEMENT

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                                    EXHIBIT A
                                    ---------

                           SELLER TRADEMARK GUIDELINES